                                                                      Exhibit 12

           American General Finance Corporation and Subsidiaries
             Computation of Ratio of Earnings to Fixed Charges



                                          Years Ended December 31,
                           2003        2002         2001        2000       1999
                                           (dollars in thousands)
Earnings:
  Income before
    provision for
    income taxes          $  571,587  $   496,270  $  394,217  $  408,803  $352,751
  Interest expense           538,858      553,877     620,487     677,372   563,966
  Implicit interest
    in rents                  18,382       17,690      16,863      16,310    15,641

Total earnings            $1,128,827   $1,067,837  $1,031,567  $1,102,485  $932,358


Fixed Charges:
  Interest expense        $  538,858   $  553,877  $  620,487  $  677,372  $563,966
  Implicit interest
    in rents                  18,382       17,690      16,863      16,310    15,641

Total fixed charges       $  557,240   $  571,567  $  637,350  $  693,682  $579,607


Ratio of earnings to
  fixed charges                 2.03         1.87        1.62        1.59     1 .61